UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
Under the Securities Exchange Act of 1934

Akoya Biosciences, Inc.

(Name of Issuer)

Common Stock, Par Value $0.00001 per Share

(Title of Class of Securities)

 00974H104

(CUSIP Number)

September 30, 2024

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No.	00974H104
1.	Names of Reporting Persons aMoon Growth Fund II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☑ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,672,670
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,672,670
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,672,670
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 9.44%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Based on 49,499,487 shares of Common Stock issued and outstanding at July 31, 2024, as reported in the Issuer’s Form 10-Q filed with the U.S. Securities and Exchange Committee on August 6, 2024.

Page 2 of 17 Pages

CUSIP No.	00974H104
1.	Names of Reporting Persons aMoon Growth Fund II G.P., L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☑ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,672,670
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,672,670
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,672,670
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 9.44%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Based on 49,499,487 shares of Common Stock issued and outstanding at July 31, 2024, as reported in the Issuer’s Form 10-Q filed with the U.S. Securities and Exchange Committee on August 6, 2024.

Page 3 of 17 Pages

CUSIP No.	00974H104
1.	Names of Reporting Persons aMoon Growth II General Partner Ltd.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☑ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,672,670
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,672,670
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,672,670
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 9.44%(1)
12.	Type of Reporting Person (See Instructions) CO

(1)	Based on 49,499,487 shares of Common Stock issued and outstanding at July 31, 2024, as reported in the Issuer’s Form 10-Q filed with the U.S. Securities and Exchange Committee on August 6, 2024.

Page 4 of 17 Pages

CUSIP No.	00974H104
1.	Names of Reporting Persons aMoon Edge Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☑ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 205,789
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 205,789
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 205,789
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.42% (1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Based on 49,499,487 shares of Common Stock issued and outstanding at July 31, 2024, as reported in the Issuer’s Form 10-Q filed with the U.S. Securities and Exchange Committee on August 6, 2024.

Page 5 of 17 Pages

CUSIP No.	00974H104
1.	Names of Reporting Persons aMoon Edge GP Ltd.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☑ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 205,789
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 205,789
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 205,789
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.42% (1)
12.	Type of Reporting Person (See Instructions) CO

(1)	Based on 49,499,487 shares of Common Stock issued and outstanding at July 31, 2024, as reported in the Issuer’s Form 10-Q filed with the U.S. Securities and Exchange Committee on August 6, 2024.

Page 6 of 17 Pages

CUSIP No.	00974H104
1.	Names of Reporting Persons Hilliyon Holdings Ltd.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☑ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 205,789
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 205,789
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 205,789
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.42% (1)
12.	Type of Reporting Person (See Instructions) CO

(1)	Based on 49,499,487 shares of Common Stock issued and outstanding at July 31, 2024, as reported in the Issuer’s Form 10-Q filed with the U.S. Securities and Exchange Committee on August 6, 2024.

Page 7 of 17 Pages

CUSIP No.	00974H104
1.	Names of Reporting Persons Berko Capital Ltd.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☑ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 205,789
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 205,789
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 205,789
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.42% (1)
12.	Type of Reporting Person (See Instructions) CO

(1)	Based on 49,499,487 shares of Common Stock issued and outstanding at July 31, 2024, as reported in the Issuer’s Form 10-Q filed with the U.S. Securities and Exchange Committee on August 6, 2024.

Page 8 of 17 Pages

CUSIP No.	00974H104
1.	Names of Reporting Persons Dr. Yair C. Schindel
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☑ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 4,878,459
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 4,878,459
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,878,459
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 9.86% (1)
12.	Type of Reporting Person (See Instructions) IN

(1)	Based on 49,499,487 shares of Common Stock issued and outstanding at July 31, 2024, as reported in the Issuer’s Form 10-Q filed with the U.S. Securities and Exchange Committee on August 6, 2024.

Page 9 of 17 Pages

CUSIP No.	00974H104
1.	Names of Reporting Persons Dr. Tomer Berkovitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☑ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power 0
	6.	Shared Voting Power 205,789
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 205,789
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 205,789
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.42% (1)
12.	Type of Reporting Person (See Instructions) IN

(1)	Based on 49,499,487 shares of Common Stock issued and outstanding at July 31, 2024, as reported in the Issuer’s Form 10-Q filed with the U.S. Securities and Exchange Committee on August 6, 2024.

Page 10 of 17 Pages

Item 1(a)	Name of Issuer

Akoya Biosciences, Inc. (the “Issuer”).

Item 1(b)	Address of Issuer’s Principal Executive Offices

100 Campus Drive, 6th Floor, Marlborough, MA 01752.

Item 2(a)-(b)	Name of Person Filing; Address of Principal Business Office or, if none, Residence

1.	aMoon Growth Fund II, L.P. (“aMoon”), 34 Yerushalaim Rd, Beit Gamla, 6th Floor, Ra’anana, 4350110, Israel.

2.	aMoon Growth Fund II G.P., L.P. (“aMoon G.P.”), 34 Yerushalaim Rd, Beit Gamla, 6th Floor, Ra’anana, 4350110, Israel.

3.	aMoon Growth II General Partner Ltd., (“aMoon Ltd.”), 34 Yerushalaim Rd, Beit Gamla, 6th Floor, Ra’anana, 4350110, Israel.

4.	aMoon Edge Limited Partnership (“aMoon Edge”) 34 Yerushalaim Rd, Beit Gamla, 6th Floor, Ra’anana, 4350110, Israel.

5.	aMoon Edge GP Ltd., (“aMoon Edge Ltd.”) 34 Yerushalaim Rd, Beit Gamla, 6th Floor, Ra’anana, 4350110, Israel.

6.	Hilliyon Holdings Ltd., (“Hilliyon”) 34 Yerushalaim Rd, Beit Gamla, 6th Floor, Ra’anana, 4350110, Israel.

7.	Berko Capital Ltd., an Israeli company (“Berko Capital”) 34 Yerushalaim Rd, Beit Gamla, 6th Floor, Ra’anana, 4350110, Israel.

8.	Dr. Yair C. Schindel (“Schindel”), 34 Yerushalaim Rd, Beit Gamla, 6th Floor, Ra’anana, 4350110, Israel.

9.	Dr. Tomer Berkovitz (“Berkovitz”) 34 Yerushalaim Rd, Beit Gamla, 6th Floor, Ra’anana, 4350110, Israel.

The foregoing persons are hereinafter collectively referred to as the “Reporting Persons”.

Item 2(c)	Citizenship

aMoon is a Cayman Islands exempted limited partnership; aMoon G.P. is a Cayman Islands exempted limited partnership; aMoon Ltd. is an Israeli company; aMoon Edge is a Cayman Islands exempted limited partnership; aMoon Edge Ltd. is a Cayman Islands company; Hilliyon is an Israeli company; Berko Capital is an Israeli company; Schindel is an Israeli citizen and Berkovitz is an Israeli citizen.

Page 11 of 17 Pages

Item 2(d)	Title of Class of Securities

Common Stock, par value $0.00001 per share

Item 2(e)	CUSIP Number

00974H104

Item 3	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4	Ownership

All share percentage calculation below are based on 49,499,487 shares of Common Stock issued and outstanding at July 31, 2024, as reported in the Issuer’s Form 10-Q filed with the U.S. Securities and Exchange Committee on August 6, 2024.

aMoon Growth Fund II, L.P.

(a)	Amount beneficially owned: 4,672,670 shares of Common Stock.

(b)	Percent of Class: 9.44%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 4,672,670 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 4,672,670 shares of Common Stock

aMoon Growth Fund II G.P., L.P.

(a)	Amount beneficially owned: 4,672,670 shares of Common Stock.

(b)	Percent of Class: 9.44%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 4,672,670 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 4,672,670 shares of Common Stock.

aMoon Growth II General Partner Ltd.

(a)	Amount beneficially owned: 4,672,670 shares of Common Stock.

(b)	Percent of Class: 9.44%

Page 12 of 17 Pages

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 4,672,670 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 4,672,670 shares of Common Stock.

aMoon Edge Limited Partnership

(a)	Amount beneficially owned: 205,789 shares of Common Stock.

(b)	Percent of Class: 0.42%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 205,789 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 205,789 shares of Common Stock.

aMoon Edge GP Ltd.

(a)	Amount beneficially owned: 205,789 shares of Common Stock.

(b)	Percent of Class: 0.42%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 205,789 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 205,789 shares of Common Stock.

Hilliyon Holdings Ltd.

(a)	Amount beneficially owned: 205,789 shares of Common Stock.

(b)	Percent of Class: 0.42%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 205,789 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 205,789 shares of Common Stock.

Berko Capital Ltd.

(a)	Amount beneficially owned: 205,789 shares of Common Stock.

(b)	Percent of Class: 0.42%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 205,789 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 205,789 shares of Common Stock.

Page 13 of 17 Pages

Dr. Yair C. Schindel

(a)
Amount beneficially owned: 4,878,459 shares of Common Stock.  (i) Schindel is the sole shareholder of aMoon Ltd. By virtue of such relationships, Schindel may be deemed to share voting and investment power with respect to the shares of Common Stock of the Issuer held by aMoon; (ii) aMoon Edge Ltd. is the sole general partner of aMoon Edge pursuant to the terms of the limited partnership agreement of aMoon Edge.  Hilliyon and Berko Capital are the sole shareholders of aMoon Edge Ltd. and Schindel is the sole shareholder of Hilliyon. By virtue of such relationships, Schindel may be deemed to share voting and investment power with respect to the shares of Common Stock of the Issuer held by aMoon Edge. Schindel disclaims beneficial ownership of the shares of Common Stock of the Issuer held by aMoon, aMoon G.P. aMoon Ltd., aMoon Edge, aMoon Edge Ltd., and Hilliyon, except to the extent of his pecuniary interest therein, if any.

(b)	Percent of Class: 9.86%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 4,878,459 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 4,878,459 shares of Common Stock.

Dr. Tomer Berkovitz

(a)
Amount beneficially owned: 205,789 shares of Common Stock.  Hilliyon and Berko Capital are the sole shareholders of aMoon Edge Ltd., and Berkovitz is the sole shareholder of Berko Capital. By virtue of such relationships, Berkovitz may be deemed to share voting and investment power with respect to the shares of Common Stock of the Issuer held by aMoon Edge. Berkovitz disclaims beneficial ownership of the shares of Common Stock of the Issuer held by aMoon Edge, aMoon Edge Ltd. and Berko Capital, except to the extent of his pecuniary interest therein, if any.

(b)	Percent of Class: 0.42%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 205,789 shares of Common Stock
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 205,789 shares of Common Stock

Item 5	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Page 14 of 17 Pages

Item 8	Identification and Classification of Members of the Group

Incorporated by reference to Items 2 and 4 of this Schedule 13G.

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 15 of 17 Pages

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 4, 2024

AMOON GROWTH FUND II L.P. BY: AMOON GROWTH FUND II G.P., L.P., ITS GENERAL PARTNER BY: AMOON GROWTH II GENERAL PARTNER LTD., ITS GENERAL PARTNER
By:	/s/ Dr. Yair C. Schindel
	Name: Title:	Dr. Yair C. Schindel Director

AMOON GROWTH FUND II G.P., L.P.,
BY:  AMOON GROWTH II GENERAL PARTNER LTD., ITS GENERAL PARTNER

By:	/s/ Dr. Yair C. Schindel
	Name: Title:	Dr. Yair C. Schindel Director

AMOON GROWTH II GENERAL PARTNER LTD.
By:	/s/ Dr. Yair C. Schindel
	Name: Title:	Dr. Yair C. Schindel Director

AMOON EDGE LIMITED PARTNERSHIP BY: AMOON EDGE GP LTD., ITS GENERAL PARTNER
By:	/s/ Dr. Yair C. Schindel
	Name: Title:	Dr. Yair C. Schindel Director

Page 16 of 17 Pages

AMOON EDGE GP LTD.
By:	/s/ Dr. Yair C. Schindel
	Name: Title:	Dr. Yair C. Schindel Director

HILLIYON HOLDINGS LTD.
By:	/s/ Dr. Yair C. Schindel
	Name: Title:	Dr. Yair C. Schindel Director

BERKO CAPITAL LTD.
By:	/s/ Dr. Tomer Berkovitz
	Name: Title:	Dr. Tomer Berkovitz Director

DR. YAIR C. SCHINDEL
/s/ Dr. Yair C. Schindel

DR. TOMER BERKOVITZ
/s/ Dr. Tomer Berkovitz

Page 17 of 17 Pages